EXHIBIT 11

                      INNOVATIVE MEDICAL SERVICES
               COMPUTATION OF EARNINGS PER COMMON SHARE
                       FOR THE SIX MONTHS ENDED
                       JANUARY 31, 1996 AND 1997



                                             For the Six Months Ended
                                                    January 31
                                           ----------------------------
                                              1996             1997
                                           ----------------------------

Shares outstanding                           1,833,851        3,370,851
                                            ==========       ==========

Weighted average shares outstanding          1,782,009        3,202,938
Stock Options                                   31,250           31,250
Warrants                                     1,187,500        1,765,417
                                            ----------       ----------
     Total weighted average
      shares outstanding                     3,000,759        4,999,605
                                            ==========       ==========


Net Income (Loss)                           $  (18,840)      $ (459,842)
                                            ==========       ==========


Net Earnings (Loss) per share               $    (0.01)      $    (0.09)
                                            ==========       ==========